Exhibit 10.2

LOAN AGREEMENT

          This Agreement is made as of April 2, 2010, by and between SOY ENERGY, LLC, an Iowa limited liability company (the “Borrower”), and OSM-REO FF, LLC, a Minnesota limited liability company (the “Lender”).

RECITALS

          A.          The Borrower intends to acquire a biodiesel facility located in Mason City, Iowa along with certain other tangible and intangible assets pursuant to the provisions of that certain Asset Purchase Agreement dated of even date herewith by and among the Borrower and OSM-REO FF, LLC, as the seller, the “Acquisition Agreement” (the acquisition under the Acquisition Agreement is the “Acquisition”).

          B.          The Borrower has requested loans from the Lender for the purpose of financing a portion of the Acquisition and expenses related thereto and the Lender has agreed to provide such financing upon the terms and subject to the conditions of this Agreement.

          NOW, THEREFORE, in consideration of the premises and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Borrower and the Lender agree as follows:

ARTICLE I
DEFINITIONS

          Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set out respectively after each (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          “Acquisition” - As defined in the first recital above.

          “Acquisition Agreement” - As defined in the first recital above.

          “Acquisition Documents” – The Acquisition Agreement, the Holdback Reserve Agreement and any other agreements, instruments or documents executed and delivered in connection with the Acquisition.

          “Acquisition Loan” – The loan in the amount of the Commitment to be made by the Lender pursuant to the terms of this Agreement.

          “Acquisition Note” – The Promissory Note of the Borrower, in form and substance acceptable to Lender, evidencing the Acquisition Loan to be made hereunder, together with any amendment thereto.

          “Additional Improvements” – The improvements to be constructed on the Land in accordance with the Plans and Specifications and the Construction Contract for the purpose of allowing the Project to accept varied feedstock.

          “Additional Improvements Escrow” – An amount equal to not less than $8,000,000 to be deposited by Borrower with Title and disbursed in accordance with the Additional Improvements Escrow Agreement to pay Project Costs.

          “Additional Improvements Escrow Agreement” – The Additional Improvements Escrow Agreement in form and substance acceptable to Lender among the Borrower, the Lender and Title providing for the deposit into escrow of not less than $8,000,000 for the purpose of funding construction of the Additional Improvements.

          “Affiliate” – of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 50% or more of the securities having ordinary voting power for the election of directors of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

          “Agreement” – This Loan Agreement as it may be amended, modified, supplemented, restated or replaced from time to time.

           “Anti-Terrorism Laws” – any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Assets Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

          “Appraisal” – An appraisal of the market value of the completed Project (a) addressed to the Lender, (b) prepared by an appraiser approved by the Lender, and (c) conforming to all laws applicable to the Lender and otherwise in a form satisfactory to the Lender, and (d) concluding that, upon completion of the Additional Improvements the market value of the Project will be not less than $12,000,000.

          “Assignment of Construction Contract” – The Assignment of Construction Contract, in form and substance acceptable to Lender, which assigns to the Lender, as additional security for repayment of the Note, the Borrower’s interest in the Construction Contract, together with any amendment thereto.

          “Assignment of Project Engineer’s Contract” – The Assignment of Project Engineer’s Contract, in form and substance acceptable to Lender, which assigns to the Lender, as additional security for payment of the Note, the Borrower’s interest in the Architect’s Contract and the Plans and Specifications, together with any amendment thereto.

          “Borrowed Money Indebtedness” - (a) the Obligations; (b) Subordinated Loan; (c) Working Capital Loan; and (d) other Indebtedness for borrowed money, which collectively, with all other Borrowed Money Indebtedness shall not to exceed $16,000,000 at any time outstanding in the aggregate.

           “Blocked Person” - As defined in Section 4.24 hereof.

          “Business Day” – Any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in Mason City, Iowa.

           “Borrower” – Soy Energy, LLC, an Iowa limited liability company.

          “CERCLA” – The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § § 9601 et seq.

          “City” – The City of Mason City, Iowa.

          “Closing Date” – As defined by Section 2.02.

          “Code” – The Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

          “Collateral” – All property that is pledged as collateral for the Loans pursuant to any of the Security Documents.

          “Commitment” – The commitment of the Lender hereunder to make the Acquisition Loan in a maximum principal amount of Six Million and 00/100 Dollars ($6,000,000).

          “Commitment Termination Date” – July 21, 2010, or the date of the termination of the Commitment pursuant to Article VII hereof, whichever date occurs earlier.

          “Commencement Date” – The date that is 180 days after the Closing Date.

          “Completion Date” – July 31, 2011.

          “Consent” – All filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on the Borrower’s business, including, without limitation, any Consents required under all applicable federal, state or other applicable law.

           “Contractor” – Any person, including the General Contractor and all Subcontractors, who shall be engaged to work on, or to furnish materials and supplies for, the Additional Improvements.

          “Construction Contract” – The construction contract to be executed between the Borrower and the General Contractor, pursuant to which the General Contractor shall be obligated to construct the Additional Improvements in accordance with the Plans and Specifications for a fixed price or maximum cost, not to exceed $8,000,000.

          “Debt Service Reserve” – An amount equal to not less than $150,000 to be funded with proceeds of the Acquisition Loan, deposited with Lender and disbursed in accordance with the Debt Service Reserve Agreement.

          “Debt Service Reserve Agreement” – The Debt Service Reserve and Security Agreement in form and substance acceptable to Lender between Borrower and Lender.

          “Debt to Equity Ratio” – With respect to any fiscal period, the ratio of (i) Indebtedness to (ii) Equity.

          “Default” – An event which with notice, lapse of time, or both would become an Event of Default.

          “Default Rate” – As defined in the Note.

          “Depository Institution” – Farmers State Bank of Marcus, Iowa, or such other financial institution as may be approved by Lender from time to time.

          “Dollar” and the sign “$” shall mean the lawful money of the United States of America.

          “Earnings Before Interest and Taxes” – For any period the sum of (i) net income (or loss) of the Borrower for such period (excluding extraordinary gains [and losses]), plus (ii) all interest expense of the Borrower for such period, plus, (iii) all charges against income of the Borrower for such period for federal, state and local taxes actually paid, all as determined in accordance with GAAP.

          “EBITDA” – For any period the sum of (i) Earnings Before Interest and Taxes for such period, plus (ii) depreciation expenses for such period, plus (iii) amortization expenses for such period, all as determined in accordance with GAAP.

          “Effective Date” – the “Effective Date” as defined in the Acquisition Agreement.

          “Environmental Complaint” – As defined in Section 5.09(d) hereof.

          “Environmental Indemnity” – The Environmental Indemnification Agreement, in form and substance acceptable to Lender, from the Borrower to the Lender, together with any amendment thereto.

          “Environmental Laws” – All federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

          “Equity” - The sum of the unrestricted and unencumbered (other than to the Lender) cash and unencumbered (other than to the Lender) readily marketable securities of the Borrower, less overdrafts.

          “ERISA” – The Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

          “Event of Default” – One of the events of default specified in Section 7.01 hereof.

          “Executive Order No. 13224” – The Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

          “Financing Statements” – UCC financing statements naming the Borrower as debtor and the Lender as secured party and describing the Collateral as the personal property and fixtures described as Collateral for the Loans in any of the Security Documents.

          “Fixed Charge Coverage Ratio” – With respect to any fiscal period, the ratio of (a) Borrower EBITDA to (b) payments required to be made with respect to any Indebtedness.

          “GAAP” – Generally accepted accounting principles in the United States of America in effect from time to time.

          “General Contractor” – Ball Industrial Services, LLC, the general contractor hired by Borrower to complete the Additional Improvements pursuant to the Construction Contract, or such other General Contractor approved by Lender, provided that Lender shall not unreasonably withhold condition or delay such approval.

          “Governmental Body” – Any nation or government, any state or other political subdivision thereof or any entity exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government, including the City.

          “Hazardous Discharge” – As defined in Section 5.09(d).

          “Hazardous Substance” – Any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

          “Hazardous Wastes” - All waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

          “Holdback Reserve Agreement” – The Holdback Reserve Agreement executed by and among the Borrower and OSM-REO FF, LLC in connection with the Acquisition.

          “Improvements” – all improvements located or to be constructed on the Land, including but not limited to the existing biodiesel facility and the Additional Improvements.

          “Indebtedness” of a Person at a particular date shall mean all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include all indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, and all premiums, if any, due at the required prepayment dates of such indebtedness, and all other indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person. Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.

          “Initial Loan” – The loan in the original principal amount of $77,595 deemed made by Lender to Borrower as of the Closing Date and evidenced by the Initial Note.

          “Initial Note” – The Promissory Note to be made by the Borrower in favor of Lender as of the Closing Date, in form and substance acceptable to Lender, in the original principal amount of $77,595.

          “Inspecting Architect/Engineer” – The architectural or engineering firm selected by Lender from time to time to act as the Inspecting Architect/Engineer under this Agreement.

          “Land” – The land in Cerro Gordo County, Iowa, on which the Project is located, which is legally described in the Mortgage.

          “Lender” – OSM-REO FF, LLC, a Minnesota limited liability company.

          “Lien” – Any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

          “Loans” – The Initial Loan and the Acquisition Loan.

          “Loan Documents” – This Agreement, the Initial Note, the Acquisition Note, the Security Documents and any other documents at any time evidencing or securing one or both of the Loans, as amended.

          “Material Adverse Effect” A material adverse effect (a) the condition, operations, assets, business or prospects of the applicable Person or Persons, (b) the Borrower’s ability to pay the Obligations in accordance with the terms thereof, (c) the value of the Collateral, or the Lender’s Liens on the Collateral or the priority of any such Lien, or (d) the practical realization of the benefits of the Lender’s rights and remedies under this Agreement and the other Loan Documents.

          “Maturity Date” – As defined in the Acquisition Note.

          “Mortgage” – The Combination Mortgage, Assignment of Rents, Security Agreement and Fixture Financing Statement, in form and substance acceptable to Lender, from the Borrower as Mortgagor to the Lender as Mortgagee, creating a first lien on the Project and a security interest in all of the personal property located thereon as security for payment of the Note, together with any amendment thereto.

          “Notes” – The Initial Note and the Acquisition Note.

          “Obligations” Any and all loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Lender or to any other direct or indirect subsidiary or affiliate of the Lender of any kind or nature, present or future (including, without limitation, any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether arising under any agreement, instrument or document, (including, without limitation, this Agreement and the other Loan Documents) whether or not for the payment of money, whether arising by reason of an extension of credit, opening a letter of credit, loan, equipment lease or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortuous, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including, but not limited to, any and all of the Borrower’s Indebtedness and/or liabilities under this Agreement, the other Loan Documents or under any other agreement between the Lender and the Borrower and any amendments, extensions, renewals or increases and all costs and expenses of the Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of the Borrower to the Lender to perform acts or refrain from taking any action.

          “Organizational Documents” – The following documents:

(i)	a copy of the Borrower’s Articles of Organization, duly certified as of a current date by the Secretary of State of the State of Iowa;

(ii)	a copy of the Borrower’s Operating Agreement, duly certified as of a current date by an officer or manager of the Borrower;

(iii)	a Certificate of Existence of the Borrower, duly issued as of a current date by the Secretary of State of the State of Iowa; and

(iv)

a copy of the resolutions of the Borrower’s board of directors authorizing execution, delivery and performance of the Loan Documents and the transactions contemplated thereby, duly certified by an officer or manager of the Borrower.

          “Participant” Each Person who shall be granted the right by the Lender to participate in the Loans and who shall have entered into a participation agreement in form and substance satisfactory to the Lender.

          “Permitted Indebtedness” – means (a) Borrowed Money Indebtedness, provided that (i) the Working Capital Loan shall not be deemed Permitted Indebtedness unless subject to the Working Capital Intercreditor Agreement and (ii) the Subordinated Loan shall not be deemed Permitted Indebtedness unless subject to the Subordinated Intercreditor Agreement; (b) current liabilities, other than for borrowed money, incurred in the ordinary course of business; (c) Guarantees permitted pursuant to Section 6.10; (d) Indebtedness secured by Permitted Liens; (e) Indebtedness incurred in respect of netting services and overdraft protection in connection with deposit accounts; (f) Indebtedness incurred in connection with the financing of insurance premiums in the ordinary course of business; (g) Indebtedness in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made.

          “Permitted Lien” – means (a) Liens in favor of the Lender; (b) Liens in favor of the Subordinate Lender which are subordinate in all respects to any Liens in favor of Lender; (c) Liens in favor of the Working Capital Lender, provided that no such Liens in favor of the Working Capital Lender shall be permitted on property which constitutes Collateral for the Loans; (d) Liens for taxes, assessments or other governmental charges not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by the Borrower; provided, that the Lien shall have no effect on the priority of the Liens in favor of the Lender or the value of the assets in which the Lender has such a Lien and a stay of enforcement of any such Lien shall be in effect; (e) Liens disclosed in the financial statements referred to in Section 4.06, the existence of which the Lender has consented to in writing; (f) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (g) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of the Borrower’s business; (h) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (x) any such lien shall not encumber any other property of the Borrower and (y) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount provided for in Section 6.17; (i) other Liens incidental to the conduct of the Borrower’s business or ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from the Lender’s rights in and to the Collateral or the value of the Borrower’s property or assets or which do not materially impair the use thereof in the operation of the Borrower’s business; and (j) subject to the terms of this Agreement, any Lien on property that is not Collateral.

          “Person” – Any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or government (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

          “Plan” – As defined in Section 4.08 hereof.

          “Plans and Specifications” – The plans and specifications for the Additional Improvements prepared and signed by the Project Engineer and approved by the Lender and the Inspecting Architect/Engineer.

          “Project” – The Land and the Improvements as they may at any time exist.

          “Project Costs” – The costs shown on the Total Project Cost Statement prepared in connection with the Additional Improvements.

          “Project Engineer” – Ball Engineering, LLC, the engineer retained by the Borrower to design the Plans and Specifications for the Additional Improvements or such other Project Engineer approved by Lender, provided that Lender shall not unreasonably withhold condition or delay such approval.

           “Project Engineer’s Contract” – The agreement between the Borrower and the Architect as to preparation of the Plans and Specifications and construction of the Additional Improvements.

          “RCRA” – The Resource Conservation and Recovery Act, 42 U.S.C. § § 6901 et seq., as same may be amended from time to time.

          “Repair and Replacement Plan” – The plans and specifications, including scopes of work, time schedules and budgets, for the repairs to the Project and the corrective actions with regard to the environmental conditions identified in the Reports, which plans and specifications are required under the Acquisition Agreement.

          “Reports” shall mean the environmental reports delivered to the Lender and identified on Schedule 4.09.

          “Security Agreement” – The Security Agreement in form and substance acceptable to Lender between Borrower and Lender.

          “Security Documents” – The Mortgage, Security Agreement, Additional Improvements Escrow Agreement, Debt Service Reserve Agreement, Financing Statements, Environmental Indemnity, Assignment of Construction Contract, Assignment of Architect’s Contract, and any other documents securing the Loans.

          “Subcontractor” – Any person who contracts with the General Contractor to perform any of the work or supply any of the materials necessary to complete the Additional Improvements.

          “Subcontract” – Any contract between the General Contractor and a Subcontractor.

          “Subordinated Loan Documents” – The documents evidencing any Subordinated Loan.

          “Subordinated Intercreditor Agreement” - An Intercreditor and Subordination Agreement among the Lender, the Borrower and the Subordinated Lender, in form and substance satisfactory to the Lender in its sole discretion.

          “Subordinated Loan” – Any Indebtedness of the Borrower to the Subordinated Lender now existing or hereafter created, incurred or arising, which is subject to the Subordinated Intercreditor Agreement, which loan may include, without limitation, a loan from the Small Business Administration; provided that the maximum principal amount of the Subordinated Loan shall not exceed $4,000,000.

          “Subordinated Lender” – Any Person providing the Subordinated Loan, which may include, without limitation, the Small Business Administration.

          “Sworn Construction Statement” – A sworn construction statement duly executed by the Borrower and the General Contractor showing all Contractors having contracts or subcontracts for specific portions of the work on the Additional Improvements and the amounts due or to become due each such Contractor, and including all so-called “hard” costs of any kind incurred and to be incurred in constructing the Additional Improvements and fulfilling the obligations of the General Contractor under the terms of the Construction Contract.

          “Title” – First American Title Insurance Company.

          “Total Project Cost Statement” – A total project cost statement duly executed by the Borrower incorporating the Sworn Construction Statement and setting forth all costs and expenses of any kind incurred or to be incurred by the Borrower in connection with the completion of the Additional Improvements, including all so-called “hard” and “soft” costs.

          “Toxic Substance” – Any material present on the Land which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. § § 2601 et seq., applicable state law, or any other applicable federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

          “USA Patriot Act” - The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

          “Working Capital Documents” – The documents evidencing the Working Capital Loan.

          “Working Capital Lender” – Any Person providing the Working Capital Loan.

          “Working Capital Loan” – Any Indebtedness of the Borrower to the Working Capital Lender now existing or hereafter created which is subject to the Working Capital Intercreditor Agreement, which loans may include, without limitation, a loan from the Small Business Administration.

          “Working Capital Intercreditor Agreement” - An Intercreditor Agreement among the Lender, the Borrower and the Working Capital Lender, in form and substance satisfactory to the Lender, which Intercreditor Agreement shall only provide for the specific requirements set forth on Schedule 1.01 attached hereto.

          Section 1.02 Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which the Lender is a party, including, without limitation, references to any of the other Loan Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

ARTICLE II

COMMITMENT TO MAKE LOANS

Section 2.01 The Loans.

                    (a)     Initial Loan. Subject to and on the Closing Date, borrower shall execute and deliver to Lender the Initial Note, evidencing Borrower’s obligation to repay the Initial Loan, which Initial Loan shall be deemed fully advanced and disbursed as of Closing Date without further action on the part of Lender. The Initial Note contains terms relating to maturity, interest rate, payments, acceleration and other matters.

                    (b)     Acquisition Loan. The Lender agrees, on the terms and subject to the conditions hereinafter set forth, to make the Acquisition Loan to the Borrower on or before the Commitment Termination Date in a aggregate principal amount of up to and including the maximum amount of the Commitment. Lender shall have no obligation to make the Acquisition Loan after the Commitment Termination Date. The proceeds of the Acquisition Loan shall be used by the Borrower to pay a portion of cost the Acquisition of the Project pursuant to the Acquisition Agreement. The obligation of the Borrower to repay the Acquisition Loan shall be evidenced by the Acquisition Note which contains terms relating to maturity, interest rate, payments, acceleration and other matters. Interest shall be payable at the rate provided therein only on such portions of the Acquisition Loan proceeds as actually have been disbursed pursuant to this Agreement.

          Section 2.02 Single Advance. The Acquisition Loan shall be advanced in a single advance to Borrower upon satisfaction of the conditions precedent described in Article III of this Agreement, subject to the terms and conditions of this Agreement. The date on which the advance is made is sometimes referred to herein as the “Closing Date.”

          Section 2.03 Note. Against delivery to the Borrower of Six Million Dollars ($6,000,000.00), the Borrower shall execute and deliver the Acquisition Note to the Lender to evidence the Borrower’s obligations under the Acquisition Loan. The Acquisition Note shall represent the Obligations of the Borrower to pay the Lender the outstanding principal amount of the Acquisition Loan, plus interest accrued thereon, as set forth in the Note. The Borrower irrevocably authorizes the Lender to make or cause to be made a notation on the Lender’s books and records, at or about the time of the Lender’s receipt of any interest or principal payment on the Note, an appropriate notation on the books and records reflecting such payment. The aggregate unpaid amount set forth on the Lender’s books and records shall be prima facie evidence of the interest or principal amount thereof owing and unpaid to the Lender, but the failure to record, or any error in so recording any such amount shall not affect the Obligations of the Borrower hereunder or under the Note to make payments of principal of and interest on the Note when due.

          Section 2.04 Voluntary Prepayments. The Borrower may prepay the Loans in whole or in part at any time, without premium or penalty.

          Section 2.05 Business Days. If the date for any payment or prepayment hereunder falls on a day which is not a Business Day, then for all purposes of this Agreement the payment shall be due on the preceding Business Day.

          Section 2.06 Use of Proceeds. The Borrower shall apply the proceeds of the Loans to fund the Acquisition and other related expenses.

          Section 2.07 Maturity Date. The Loans will terminate on the Maturity Date unless terminated earlier pursuant to this Agreement or the terms of the Initial Note or Acquisition Note, and all principal and interest then outstanding under the Loans shall be due and payable on such date.

ARTICLE III

CONDITIONS TO ACQUISITION LOAN

          Section 3.01 Conditions Precedent to Acquisition Loan. The obligation of the Lender to make the Acquisition Loan shall be subject to the condition precedent that the Lender shall have received on or before the date of the Acquisition Loan the following, each to be satisfactory to the Lender in form and substance:

(a) Note. The Note duly executed by the Borrower;

          (b)     Additional Improvements Escrow Documents. The Additional Improvements Escrow Agreement, duly executed by the Borrower, Title and the Lender, including acknowledgement by Title that the Additional Improvements Escrow has been funded;

(c) Mortgage. The Mortgage duly executed by the Borrower.

          (d)    Security Documents. The Security Documents, duly executed by each party thereto (other than the Assignment of Construction Contract and the Assignment of Project Engineer’s Contract, which shall be delivered pursuant to Section 5.22).

(e) Appraisal. The Appraisal.

(f) Equity. Evidence satisfactory to the Lender that the Borrower has available for use in connection with the operation of the Project not less than $19,000,000 of Equity.

          (g)     ALTA Mortgagee’s Policy of Title Insurance. An extended coverage ALTA Mortgagee’s Policy of Title Insurance issued by Title (Form 1970 or Form 1996 with the exclusion for creditors rights and arbitration requirements deleted) and containing such endorsements as Lender may require including ALTA Form 9 (Comprehensive), ALTA Form 6.2 (Variable Rate), Survey, Separate Tax Parcel, Subdivision Compliance, and ALTA Form 3.1 (Zoning). Such Policy shall be in an amount equal to the maximum amount of the Commitment, and shall insure the Mortgage as a first lien on a good and marketable fee simple title to the Project, subject only to such Permitted Encumbrances (as defined in the Acquisition Agreement) and encumbrances that have not been objected to by Borrower (or which objection has been cured by Lender or waived by Borrower) pursuant to the terms of the Acquisition Agreement. Without limiting the generality of the foregoing, such Policy shall insure the Lender against claims for mechanics’ liens, rights of parties in possession and matters which would be disclosed by a comprehensive survey of the Land.

          (h)     Survey. A survey of the Land dated within ninety (90) days of the date of this Agreement prepared and certified by a licensed or registered surveyor to the Lender in accordance with Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys (as adopted by the ALTA and NSPS in 2005) including Items Nos. 1, 2, 3, 4, 6, 7(a), 8, 9, 10, 11(b) and 13 of Table A thereof and such other items as the Lender may reasonably require, acceptable to Lender in Lender’s sole discretion, which survey shall be “spotted” to show the proposed Additional Improvements according to the site plan prepared by the Project Engineer. Upon completion of the Additional Improvements the survey shall be recertified “as-built.”

          (i)     UCC, Judgment and Other Lien Searches. Appropriate searches conducted in the offices required by Lender showing no tax liens, bankruptcies, judgments or other liens affecting the Borrower or the Project, and Uniform Commercial Code searches disclosing no security interests existing against the Project including the equipment, fixtures and personality, except Permitted Liens.

          (j)     Phase I. A Phase I Environmental Site Assessment certified within ninety (90) days of the date of this Agreement, addressed and certified to the Borrower and the Lender and performed by Geotechnical Services, Inc. or such other qualified licensed engineer in strict conformance with the Standard Practice for Environmental Site Assessment Process, ASTM Standard E1527-2005 and a findings and conclusions section consistent with Section 11.6.1 thereof and any additional investigations and analysis necessary for the consultant to conclude there are no Recognized Environmental Conditions (as such term is used in Standard E1527) associated with the Project, or such have been remediated in accordance with applicable law, except as described in the Reports.

(k) Legal Opinion. A signed copy of a favorable opinion of counsel to the Borrower in form and substance acceptable to Lender in Lender’s sole discretion.

(l) Acquisition Documents. The Lender shall have received final executed copies of the Acquisition Documents as in effect on the Closing Date.

          (m)    Certificates. The Lender shall have received a copy of the Articles of Organization of the Borrower, and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of formation together with copies of its Operating Agreement and all agreements of the Borrower’s members certified as accurate and complete by the Secretary of the Borrower.

          (n)     Proceedings of Borrower. The Lender shall have received a copy of the resolutions in form and substance reasonably satisfactory to the Lender, of the Board of Directors of the Borrower authorizing the execution, delivery and performance of this Agreement and the other Loan Documents certified by the Secretary of the Borrower; and, such certificate shall state that the resolutions thereby ratified have not been amended, modified, revoked or rescinded as of the date of such certificate.

          (o)      Incumbency Certificates of the Borrower. The Lender shall have received a certificate of the Secretary of the Borrower, dated the Closing Date, as to the incumbency and signature of the officers of the Borrower executing this Agreement, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary.

          (p)      Certificate of Existence. The Lender shall have received a certificate of existence for the Borrower dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of the Borrower’s jurisdiction of formation and each jurisdiction where the conduct of the Borrower’s business activities or the ownership of its properties necessitates qualification.

          (q)      Repair and Replacement Plan. The Repair and Replacement Plan related to the corrective actions with regard to the environmental conditions identified in the Reports, mutually acceptable to Borrower and Lender pursuant to the terms of the Acquisition Agreement.

          (r)      Closing Certificate. The Lender shall have received a closing certificate signed by the President or Chairman of the Borrower dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the other Loan Documents are true and correct on and as of such date, (ii) the Borrower is on such date in compliance with all the terms and provisions set forth in this Agreement and the other Loan Documents and (iii) on such date no Default or Event of Default has occurred or is continuing.

(s) Plans and Specifications. The Plans and Specifications, acceptable to Lender in Lender’s sole discretion.

          (t)      Inspecting Architect/Engineer Report. A report of the Inspecting Architect/Engineer approving the Plans and Specifications, the Construction Contract and the Sworn Construction Statement, acceptable to Lender in Lender’s sole discretion.

(u) Construction Contracts. The Construction Contract and the Project Engineer’s Contract, acceptable to Lender in Lender’s sole discretion.

          (v)      Subcontracts. Copies of such Subcontracts as the Lender may request, together with a letter from each Contractor under such Subcontracts permitting the Lender, upon its election to complete the Additional Improvements in accordance with the provisions of Section 7.02(d) hereof, to acquire the interest of the Contractor under such Subcontracts.

          (w)      Assignments. The Assignment of Construction Contract and Assignment of Project Engineer’s Contract, duly executed by Borrower and acknowledged by any other party to the Construction Contract or the Project Engineer’s Contract.

(x) Contractor Guaranty. A completion guaranty duly executed by General Contractor in favor of Lender guarantying completion of the Additional Improvements, in form and substance acceptable to Lender.

(y) Sworn Construction Statement. The Sworn Construction Statement.

(z) Total Project Cost Statement. The Total Project Cost Statement.

(aa) Site Plan. The site plan prepared by the Project Engineer showing the proposed Additional Improvements, acceptable to Lender.

          (bb)   Contractors. If requested by the Lender, the Lender shall be furnished with a statement of the Borrower and of any Contractor, in form and substance required by the Lender, setting forth the names, addresses and amounts due or to become due as well as the amounts previously paid to every Contractor, subcontractor, person, firm or corporation furnishing materials or performing labor in connection with the construction of any part of the Additional Improvements.

          (cc)   Marketing Agreement. An agreement between Borrower and a biodiesel marketer pursuant to which the marketer agrees to market and sell biodiesel produced at the Project, in form and substance acceptable to Lender.

(dd) Hedging Plan. Evidence of a risk management plan for hedging against fluctuating commodities prices, in form and substance acceptable to Lender.

          (ee)   No Default. No Default or Event of Default hereunder shall have occurred and be continuing and all representations and warranties made by the Borrower herein shall continue to be true and correct as of such date.

          (ff)    Additional Matters. Such additional documents and information regarding the Borrower, the Borrower’s business and the Project as Lender shall reasonably request, and which shall be in form and substance acceptable to Lender.

          Section 3.02 No Waiver. The making of the Acquisition Loan prior to fulfillment of any condition thereof shall not be construed as a waiver of such condition, and the Lender reserves the right to require fulfillment of any and all such conditions at any time before or after the date of the Acquisition Loan.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

          To induce the Lender to enter into this Agreement and to make Loans hereunder, the Borrower represents and warrants to the Lender:

          Section 4.01 Formation, Standing, Etc. The Borrower is a limited liability company duly organized and validly existing under the laws of Iowa and has all requisite power and authority to carry on its business as now conducted, to enter into the Loan Documents to which it is a party, to perform its obligations under such Loan Documents, to operate the Project and to construct the Additional Improvements. The Borrower is duly qualified and in good standing as a foreign limited liability company in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary. The Borrower has delivered to the Lender true and complete copies of its Organizational Documents and will promptly notify the Lender of any amendment or changes thereto. The Borrower’s organizational identification number is 320840.

          Section 4.02 Authorization and Validity. The execution, delivery and performance by the Borrower of the Loan Documents has been duly authorized by all necessary company action by the Borrower, and such Loan Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

          Section 4.03 Company Name. The Borrower has not been known by any other company name in the past five (5) years nor has the Borrower been the surviving company of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years, except in connection the Acquisition.

          Section 4.04 No Conflict; No Default. The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party, and the operation of the Project and construction of the Additional Improvements, will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency, arbitrator or other Governmental Body presently in effect having applicability to the Borrower, (b) violate or contravene any provisions of the Organizational Documents, (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or any of its properties may be bound, or (d) result in the creation of any Lien on any asset of the Borrower except for a Permitted Lien. The Borrower is not in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument.

          Section 4.05 Government Consent; Compliance With Laws. No order, Consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Body is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents. The use of the Project complies with all applicable zoning and environmental ordinances, regulations and restrictive covenants affecting the Project and all requirements for such use have been satisfied.

Section 4.06 Financial Statements and Condition; Solvency.

          (a)      The Borrower’s financial statements, as heretofore furnished to the Lender, have been prepared in accordance with GAAP on a consistent basis and fairly present the financial condition of the Borrower as at such dates and the results of their operations and changes in financial position for the respective periods then ended. The Borrower has no obligation, contingent liability, liability for taxes or long term lease obligation which is not reflected in such financial statements or in the notes thereto.

          (b)      As of the date hereof, and immediately prior to and after giving effect to the Loans hereunder and the use of the proceeds thereof, (a) the fair value of the Borrower’s assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated as required under the Section 548 of the United Stated Bankruptcy Code, as amended, (b) the present fair saleable value of the Borrower’s assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) the Borrower is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) the Borrower does not intend to, nor believes that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (e) the Borrower is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

          Section 4.07 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower, or any of its property before any court or arbitrator, or any governmental department, board, agency or other Governmental Body.

          Section 4.08 ERISA. (a) the Borrower does not have an employee benefit plan as defined in Section 3(1) of ERISA, whether or not subject to ERISA (“Plan”); (b) no assets of the Borrower constitute assets of any such plan under ERISA regulations or rulings; (c) with respect to any such plan that the Borrower sponsors, participates in or has fiduciary duties with respect to, the Borrower has materially complied with all federal and state laws, plan documents and funding requirements; (d) the Borrower does not sponsor, participate in, or have fiduciary duties with respect to any defined benefit pension plan subject to Title IV of ERISA or any multi-employer pension plan as defined in Section 3(37)(A) of ERISA or any plan providing medical or other welfare benefits to retirees or other former employees (except as required by federal or state law); and (e) the Borrower is not (and has not ever been) a member of a group of trades or businesses (whether or not incorporated) that is treated as a single employer under Section 414 of the Internal Revenue Code.

Section 4.09 O.S.H.A. and Environmental Compliance.

                    (a)      The Borrower has duly complied with, and its facilities, business, assets, property, leaseholds and equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, RCRA and all other Environmental Laws; there have been no outstanding citations, notices or orders of non-compliance issued to the Borrower or relating to its business, assets, property, leaseholds or equipment under any such laws, rules or regulations.

                    (b)      The Borrower has been issued all federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws that Borrower is required to have as of the date of this Agreement.

                    (c)      Except as specifically disclosed to the Lender in the Reports as identified on Schedule 4.09(c), to Borrower’s knowledge (i) there are no releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Substances at, upon, under or within the Land or any premises owned or leased by the Borrower; (ii) there are no underground storage tanks or polychlorinated biphenyls on the Land or any premises owned or leased by the Borrower, (iii) neither the Land nor any premise owned or leased by the Borrower has ever been used as a treatment, storage or disposal facility of Hazardous Waste; and (iv) no Hazardous Substances are present on the Land or any premises owned or leased by the Borrower, excepting such quantities as are handled in accordance with all applicable manufacturer’s instructions and governmental regulations and in proper storage containers and as are necessary for the operation of the commercial business of the Borrower or of its tenants.

          Section 4.10 Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of the Loans will be used to purchase or carry margin stock or for any other purpose which would violate any of the margin requirements of the Board of Governors of the Federal Reserve System.

          Section 4.11 Ownership of Property; Liens. Upon the closing of the Acquisition Agreement, the Borrower will be the owner of the Land and the Project in fee simple and of all personal property described in the Mortgage delivered herewith, and has no knowledge of any unrecorded claims, liens, or encumbrances against the Property or such personal property other than Permitted Liens.

          Section 4.12 Utilities. To Borrower’s knowledge, all utility services necessary for the proper operation of the Project for its intended purpose are available at the Project or will be made available to the Project prior to completion of construction of the Additional Improvements at standard utility rates and hook-up charges, including without limitation water supply, storm and sanitary sewer facilities, energy and communications facilities.

          Section 4.13 Taxes. The Borrower’s federal tax identification number is 20-402-6473. The Borrower has filed all federal, state and local tax returns and other reports required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any Governmental Body (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower). No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The provision for taxes on the books of the Borrower are adequate for all years not closed by applicable statutes, and for its current fiscal year, and the Borrower has no knowledge of any deficiency or additional assessment in connection therewith no provided for on its books.

          Section 4.14 Trademarks, Patents, Etc. To Borrower’s knowledge, all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, tradenames, assumed names, trade secrets and licenses owned or utilized by the Borrower are valid and have been duly registered or filed with the appropriate Governmental Bodies and constitute all of the intellectual property rights which are necessary for the operation of its business; to Borrower’s knowledge, there is no objection to or pending challenge to the validity of any such patent, trademark, copyright, design right, tradename, trade secret or license and the Borrower is not aware of any grounds for any challenge. To Borrower’s knowledge, each patent, patent application, patent license, trademark, trademark application, trademark license, service mark, service mark application, service mark license, design right, copyright, copyright application and copyright license owned or held by the Borrower and all trade secrets use by the Borrower consist of original material or property developed by such Borrower or was lawfully acquired by such Borrower from the proper and lawful owner thereof.

          Section 4.15 Investment Company Act. The Borrower is not an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.

          Section 4.16 Partnerships and Joint Ventures. The Borrower is not a party to any partnership or joint venture.

          Section 4.17 Insurance. The Borrower currently maintains the insurance coverages required to be maintained under Section 5.03 hereof. The Borrower does not participate in any retrospective rating plan, fronting arrangement or other self-insurance or risk assumption arrangement.

          Section 4.18 Indebtedness. The Borrower has no Indebtedness other than Permitted Indebtedness.

          Section 4.19 Labor Matters. (a) on the date of this Agreement the Borrower is not a party to any labor dispute and there are no strikes, slowdowns, stoppages or walkouts relating to any labor contracts to which the Borrower is subject; and (b) there is no unfair labor practice complaint pending against the Borrower or, to the best knowledge of the Borrower, threatened against the Borrower, before the National Labor Relations Board or similar foreign entity, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or, to the best knowledge of the Borrower, threatened against the Borrower.

          Section 4.20 Agricultural Lien Matters. No processing, packaging or other work is performed by any party with respect to inventory of the Borrower which could give rise to a Lien in favor of such party for amounts due for the processing, packaging or other work performed. Borrower has not received written notice from any unpaid seller, supplier, cooperative or agent of such party’s intent to preserve the benefits of any trust created under any statute, law or regulation (or other mandatory provision of state or local law) that could either (a) create or give rise to an agricultural lien (as defined in the Uniform Commercial Code), or (b) create a Lien against, or impose a trust upon, some portion of Borrower’s inventory (and/or the accounts receivable derived therefrom) for the benefit of unpaid sellers, any broker acting on behalf of any seller, or any cooperative. Borrower is not a “dealer” or a “broker” as defined in any agricultural lien statute, and, as such, Borrower does not maintain a license as a “dealer” or “broker” under any such statute.

          Section 4.21 Material Contracts. Except for the agreements set forth on Schedule 4.21, attached hereto, copies of which have been delivered to Lender, and the Acquisition Documents, there are no (a) employment agreements covering the management of the Borrower, (b) collective bargaining agreements or other similar labor agreements covering any employees of the Borrower, (c) agreements for managerial, consulting or similar services to which the Borrower is a party or by which it is bound, (d) agreements regarding the Borrower, its assets or operations or any investment therein to which any of its equity holders is a party or by which it is bound, (e) real estate leases, intellectual property licenses or other lease or license agreements to which the Borrower is a party, either as lessor or lessee, or as licensor or licensee (other than licenses arising from the purchasing by the Borrower of “off the shelf” products), (f) customer, distribution, marketing or supply agreements to which the Borrower is a party, (g) third party billing arrangements to which the Borrower is a party, or (i) any other agreements or instruments to which the Borrower is a party, and the breach, nonperformance or cancellation of which, or the failure of which to renew, could reasonably be expected to have a material adverse effect on the Borrower (collectively “Material Contracts”). Promptly upon execution of any Material Contract, Borrower shall provide Lender a copy of such Material Contract.

          Section 4.22 Subsidiaries. The Borrower does not own any stock, partnership interest, limited liability company interests or other equity securities or ownership in any other business entity.

          Section 4.23 Anti-Terrorism Laws.

          (a)     General. Neither the Borrower nor any Affiliate of the Borrower, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) Executive Order No. 13224.

          (i) Neither the Borrower nor any Affiliate of the Borrower, or their respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, is any of the following (each a “Blocked Person”):

(x)	a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(xi)	a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(xii)	a Person or entity with which the Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(xiii)	a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(xiv)

a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(xv)	a Person or entity who is affiliated or associated with a Person or entity listed above.

          (ii) The Borrower, or to the knowledge of the Borrower, none of its agents acting in any capacity in connection with the Loans or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

          Section 4.24 Conflicting Agreements. No provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on the Borrower or affecting the Collateral conflicts with, or requires any Consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the other Loan Documents.

          Section 4.25 Application of Certain Laws and Regulations. Neither the Borrower nor any Affiliate of Borrower is subject to any statute, rule or regulation which regulates the incurrence of any Indebtedness, including without limitation, statutes or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

          Section 4.26 Delivery of Acquisition Documents. The Lender has received complete copies of the Acquisition Documents (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof. None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to the Lender.

          Section 4.27 True and Complete Disclosure. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower to the Lender (including, without limitation, all information contained in the Loan Documents) for purposes of or in connection with this Agreement or any transactions contemplated herein is, and all other such factual information (taken as a whole) furnished by or on behalf of the Borrower to the Lender after the date hereof will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information, taken as a whole, not misleading at such time in light of the circumstances under which such information was provided. There is no fact known to the Borrower which materially and adversely affects the business, operations, property, assets, nature of assets, liabilities, condition (financial or otherwise) or prospects of the Borrower, taken as a whole, which has not been disclosed herein or in such other documents, certificates and written statements furnished to the Bank for use in connection with the transactions contemplated hereby.

ARTICLE V

AFFIRMATIVE COVENANTS

          From the date of this Agreement and thereafter until all obligations of the Borrower to the Lender have been paid in full, the Borrower will do all of the following:

5.01 Financial Statements and Reports. Furnish to the Lender:

          (a)      As soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, the annual financial statements of the Borrower prepared in conformity with GAAP, consisting of at least statements of income, cash flow, changes in financial position and member equity, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual financial statements audited by independent certified public accountants of recognized standing selected by the Borrower and reasonably acceptable to the Lender, together with any management letters, management reports or other supplementary comments or reports to the Borrower or its board of directors furnished by such accountants.

          (b)      As soon as available and in any event within 30 days after the end of each calendar month, a copy of the unaudited financial statement of the Borrower prepared in the same manner as the financial statements referred to in Section 5.01(a), signed by the Borrower’s chief financial officer or other officer of similar position, consisting of at least consolidated statements of income, cash flow, changes in financial position and member equity for the Borrower for such month and for the period from the beginning of the current fiscal year to the end of such month, and a consolidated balance sheet of the Borrower as at the end of such month.

          (c)      Immediately upon becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action the Borrower proposes to take with respect thereto.

          (d)      Immediately upon becoming aware of the occurrence thereof, notice of the institution of any litigation, arbitration or governmental proceeding, or the rendering of a judgment or decision in such litigation or proceeding, which is material to the Borrower

          (e)     Immediately upon becoming aware of the occurrence thereof, notice of any breach or default by the Borrower or any other party under any Material Contract.

          (f)      As soon as available and in any event within 30 days after the end of each calendar month, a report of any and all commodities transactions, including commodities hedging transactions engaged in by the Borrower during such calendar month.

          (g)      Promptly upon the mailing or filing thereof, copies of all reports (including the final form of any financial statements and reports) and proxy statements mailed to the Borrower’s members generally, and copies of all registration statements, periodic reports and other documents filed with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange.

          (h)     From time to time, such other information regarding the business, operation and financial condition of the Borrower, as the Lender may reasonably request.

          Section 5.02 Organizational Existence. Maintain its limited liability company existence under the laws of its jurisdiction of organization and its qualification to transact business in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary.

          Section 5.03 Insurance. Maintain with financially sound and reputable insurance companies such insurance as set forth on Exhibit A attached hereto, and such other insurance in such amounts and against such hazards as is customary in the case of reputable companies engaged in the same or similar business and similarly situated or as the Lender may reasonably request from time to time.

          Section 5.04 Payment of Taxes and Claims. File all tax returns and reports which are required by law to be filed by it and pay before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including, without limitation, those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons); provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as the Borrower’s title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on the Borrower’s books in accordance with GAAP.

          Section 5.05 Inspection. Permit Lender or Lender’s agent to visit and inspect any of its properties, company books and financial records, to examine and to make copies of its books of accounts and other financial records, and to discuss the affairs, finances and accounts of the Borrower with, and to be advised as to the same by, its officers at such reasonable times and intervals as Lender may designate from time to time. The inspections under this Section 5.05 shall be at the expense of Lender; provided, however, if the Borrower is in Default, the costs of the inspections under this Section 5.05 shall be at Borrower’s sole cost and expense.

          Section 5.06 Maintenance of Properties. Maintain its properties used or useful in the conduct of its business in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

          Section 5.07 Books and Records. Keep adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.

          Section 5.08 Compliance. Comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject and not be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower.

          Section 5.09 Environmental Matters.

                                  (a)      The Borrower shall ensure the Land remains in compliance with all Environmental Laws and it shall not place or permit to be placed any Hazardous Substances on the Land except as permitted by applicable laws or appropriate law or appropriate Governmental Bodies.

                                  (b)      Borrower shall establish and maintain a system to assure and monitor compliance with all applicable Environmental Laws which systems shall include periodic reviews of such compliance.

                                  (c)      The Borrower shall (i) employ in connection with the use of the Land appropriate technology necessary to maintain compliance with any applicable Environmental Laws and (ii) dispose of any and all Hazardous Waste generated at the Land only at facilities and with carriers that maintain valid permits under RCRA and any other applicable Environmental Laws. The Borrower shall use its best efforts to obtain certificates of disposal, such as hazardous waste manifest receipts, from all treatment, transport, storage or disposal facilities or operators employed by the Borrower in connection with the transport or disposal of any Hazardous Waste generated at the Land.

                                  (d)      In the event that the Borrower obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Land (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Land, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Land or any of the Borrower’s interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Land is located or the United States Environmental Protection Agency (any such Person or entity hereinafter the “Authority”), then the Borrower shall, within five (5) Business Days, give written notice of same to the Lender detailing facts and circumstances of which the Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow the Lender to protect its security interest in the Land and the Collateral and is not intended to create nor shall it create any obligation upon the Lender with respect thereto.

                                  (e)      The Borrower shall promptly forward to the Lender copies of any request for information, notification or potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by the Borrower to dispose of Hazardous Substances and shall continue to forward copies of correspondence between the Borrower and the Authority regarding such claims to the Lender until the claim is settled. The Borrower shall promptly forward to the Lender copies of all documents and reports concerning a Hazardous Discharge at the Land that the Borrower is required to file under any Environmental Laws. Such information is to be provided solely to allow the Lender to protect the Lender’s security interest in the Land and the Collateral.

                                  (f)      The Borrower shall respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Land to any Lien. If the Borrower shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or the Borrower shall fail to comply with any of the requirements of any Environmental Laws, the Lender may, but without the obligation to do so, for the sole purpose of protecting Lender’s interest in Collateral: (A) give such notices or (B) enter onto the Land (or authorize third parties to enter on the Land) and take such actions as the Lender (or such third parties as directed by the Lender) deem reasonably necessary or advisable, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by the Lender (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate shall be paid upon demand by the Borrower, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement, the Security Documents or any other agreement between the Lender and the Borrower.

                                  (g)      Promptly upon the written request of the Lender after a Hazardous Discharge or Environmental Complaint, the Borrower shall provide the Lender, at the Borrower’s expense, with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of the Lender, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, cleanup and removal of any Hazardous Substances found on, under, at or within the Land. Any report or investigation of such Hazardous Discharge proposed and acceptable to an appropriate Authority that is charged to oversee the cleanup of such Hazardous Discharge shall be acceptable to the Lender. If such estimates, individually or in the aggregate, exceed $100,000, the Lender shall have the right to require the Borrower to post a bond, letter of credit or other security reasonably satisfactory to the Lender to secure payment of these costs and expenses.

                                  (h)      The Borrower shall complete all actions set forth in the Holdback Reserve Agreement in compliance with the time schedules and other requirements established in said such agreement, all applicable laws and regulations, and the appropriate requirements of any Governmental Bodies.

                                  (i)      The Borrower shall defend and indemnify the Lender and hold the Lender and its respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs fines and penalties, including attorneys’ fees, suffered or incurred by the Lender under or on account of any Environmental Laws, including, without limitation, the assertion of any Lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Land, whether or not the same originates or emerges from the Land or any contiguous real estate, including any loss of value of the Land as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of the Lender, provided that this indemnity shall not be applicable to the presence of any Hazardous Substance on the Land to the extent that (1) such Hazardous Substance is disclosed in the Reports at Closing and (2) the Borrower takes all necessary action to clean up, remove, mitigate or otherwise deal with any such Hazardous Substances in compliance with the requirements of this Agreement, all applicable laws and regulations, and the requirements of Governmental Bodies. The Borrower’s obligations under this Section 5.09 shall arise upon the discovery of the presence of any Hazardous Substances at the Land, whether or not any federal, state or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances. The Borrower’s obligation and the indemnifications hereunder shall survive the termination of this Agreement.

          Section 5.10 Construction of Additional Improvements. (a) Commence construction of the Additional Improvements on or before the Commencement Date, (b) diligently proceed with construction of the Additional Improvements according to the Plans and Specifications and in accordance with all applicable laws and ordinances, (c) cause the Additional Improvements to be completed by the Completion Date, (d) require each Contractor to comply with all rules, regulations, ordinances and laws bearing on its conduct of work on the Project.

          Section 5.11 Accounts. Maintain all operating accounts (i.e., accounts for depositing revenues and paying expenses) with the Depository Institution until all amounts owing to the Lender under this Agreement, the Note and the Security Documents have been fully repaid.

          Section 5.12 Appraisal. Within forty-five (45) days after written request from the Lender, provide Lender an updated appraisal of the Project, the cost of which shall be born by Borrower if at the time of Lender’s notice there exists any Default or Event of Default.

          Section 5.13 Intentionally Deleted.

          Section 5.14 Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including, without limitation, all licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect on the Borrower; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof.

          Section 5.15 Violations. Promptly notify the Lender in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to the Borrower which could reasonably be expected to have a Material Adverse Effect on the Borrower.

          Section 5.16 Execution of Supplemental Instruments. Execute and deliver to the Lender from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as the Lender may request, in order that the full intent of this Agreement may be carried into effect.

          Section 5.17 Payment of Indebtedness. Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all of its obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and the Borrower shall have provided for such reserves as the Lender may reasonably deem proper and necessary, subject at all times to any applicable subordination agreement in favor of the Lender, the Subordinated Intercreditor Agreement, and the Working Capital Intercreditor Agreement.

          Section 5.18 Holdback Reserve. Comply at all times with the terms and conditions of the Holdback Reserve Agreement.

          Section 5.19 Debt Service Reserve. Maintain at all times the Debt Service Reserve, pursuant to the Debt Service Reserve and Security Agreement and perform all of Borrower’s obligations under the Debt Service Reserve and Security Agreement.

          Section 5.20 Additional Improvements Escrow. Maintain at all times the Additional Improvements Escrow, pursuant to the terms and conditions of the Additional Improvements Escrow Agreement and perform all of Borrower’s obligations under the Additional Improvements Escrow Agreement.

          Section 5.21 Debt to Equity Ratio. Maintain at all times a Debt to Equity Ratio of 1.0 to 1.0.

          Section 5.22 Additional Deliveries. The Borrower shall deliver to Lender each of the following, on or before the earlier of (i) the date that is ninety (90) days after the Closing Date, or (ii) the date Borrower commences construction of the Additional Improvements:

          (a)      Permits. Copies of all building permits and such other licenses and permits as may be required by any Governmental Body to construct the Additional Improvements and operate the Project.

          (b)      Builder’s Risk Insurance. Copies of the policies of builder’s risk insurance (including business interruption insurance) and comprehensive general liability insurance and a certificate of the worker’s compensation insurance as required under Section 5.03 of this Agreement, with all such insurance in full force and effect.

          (c)      Repair and Replacement Plan. The Repair and Replacement Plan related to the repair of the Project as set forth on Schedule 8.6(a) of the Acquisition Agreement, mutually acceptable to Borrower and Lender pursuant to the terms of the Acquisition Agreement.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower agrees that, subject to the terms and conditions of this Agreement, without the prior written consent of the Lender, it shall not:

          Section 6.01 Transfers. Voluntarily, involuntarily or by operation of law agree to, cause, suffer or permit (i) any sale, transfer, lease, sublease or conveyance of any interest of the Borrower, legal or equitable, in the Project; (ii) any sale, transfer or encumbrance of any of the member interests in the Borrower, except for sales, transfers or encumbrances when aggregated with all other sales, transfers or encumbrances of membership interests of Borrower during the previous three months will not result in the sale, transfer or encumbrance of more than a majority of the outstanding membership interests of Borrower during such three month period; or (iii) any mortgage, pledge, encumbrance or Lien to be outstanding against the Project or any portion thereof, or any security interest to exist therein, except for Permitted Liens. If the Borrower breaches the foregoing covenant, the Lender may, at its election, declare all amounts owing under this Agreement, the Note and the Security Documents to be immediately due and payable, without notice to the Borrower (which notice the Borrower hereby expressly waives), and upon such declaration all such amounts shall be immediately due and payable. No transfer, conveyance, lease, sale or other disposition shall relieve the Borrower from personal liability for its obligations hereunder or under the Note, whether or not the transferee assumes such obligations. The Lender may, without notice to the Borrower, deal with any successor owner of all or any portion of the Project in the same manner as with the Borrower, without in any way discharging the liability of the Borrower hereunder or under the Note.

          Section 6.02 Modifications to Material Contracts. Without the prior written consent of the Lender, which consent shall not be unreasonably withheld, agree or consent to any change in the terms of any Material Contract.

          Section 6.03 Liens. Not create, incur or suffer to exist any Lien, except for Permitted Liens.

          Section 6.04 Indebtedness. Not incur, create, assume, permit or suffer to exist, any Indebtedness except Permitted Indebtedness. Prior to obtaining any Working Capital Loan Borrower shall deliver to Lender a fully executed copy of the Working Capital Intercreditor Agreement. Prior to obtaining any Subordinated Loan Borrower shall deliver to Lender a fully executed copy of the Subordinated Intercreditor Agreement.

          Section 6.05 Mergers and Acquisitions. Not consolidate with or merge into any other Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all of the assets or stock of any other Person.

          Section 6.06 Transactions With Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with any Affiliate, except transactions in the ordinary course of business, on an arm’s length basis on terms no less favorable than terms which would have been obtainable from a Person other than an Affiliate.

          Section 6.07 Fixed Charge Coverage Ratio. Commencing with the calendar month ending on December 31, 2012, allow the Fixed Charge Coverage Ratio to be less than 1.15 to 1.0, as determined on the last day of each calendar month both (i) for such calendar month and (ii) for the immediately preceding twelve month period.

          Section 6.08 Distributions. Make any distributions to members of the Borrower, or otherwise permit any redemption or return of capital to any member of the Borrower, except as expressly permitted pursuant in this Section 6.08. The Borrower may make periodic distributions to members of the Borrower provided that (i) such distributions are made solely from earnings of the Borrower and do not constitute a redemption of a member’s equity interest or return of capital, (ii) immediately prior to and immediately after such distribution there exists no Default or Event of Default and (iii) immediately prior to and immediately after such distribution, a minimum of $150,000 remains on deposit in the Debt Service Reserve.

          Section 6.09 Anti-Terrorism Laws. The Borrower and its Affiliates and agents shall not (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law. The Borrower shall deliver to the Lender any certificates or other evidence requested from time to time by the Lender in its sole discretion, confirming the Borrower’s compliance with this Section 6.09.

          Section 6.10 Guarantees. Become liable upon the obligations of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to the Lender) except (a) guarantees made in the ordinary course of business up to an aggregate amount of $100,000, and (b) the endorsement of checks in the ordinary course of business.

          Section 6.11 Investments. Except as otherwise specifically consented to in writing by the Lender, purchase or acquire obligations or stock of, or any other interest in, any Person, except (a) obligations issued or guaranteed by the United States of America or any agency thereof, (b) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (c) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000 or such certificates of deposits do not exceed FDIC limits, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, and (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof.

          Section 6.12 Plans. The Borrower will not permit any event to occur or condition to exist which would permit any Plan to terminate under any circumstances which would cause the Lien provided for in Section 4068 of ERISA to attach to any assets of the Borrower; and the Borrower will not permit, as of the most recent valuation date for any Plan subject to Title IV of ERISA, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan and previously furnished in writing to the Lender) of such Plan’s projected benefit obligations to exceed the fair market value of such Plan’s assets.

          Section 6.13 Change in Nature of Business. The Borrower will not engage in any material line of business substantially different from those lines of business carried on by it on the date hereof or any business similarly related to or which constitutes a reasonable extension thereof.

          Section 6.14 Subsidiaries. The Borrower shall not form any Subsidiary or enter into any partnership, joint venture or similar arrangement.

          Section 6.15 Negative Pledges. The Borrower will not enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Lender which would (i) prohibit the Borrower from granting, or otherwise limit the ability of the Borrower to grant, to the Lender any Lien on any assets or properties of the Borrower, or (ii) require the Borrower to grant a Lien to any other Person if the Borrower grants any Lien to the Lender other than, in each case, (a) in connection with any document or instrument governing capital leases and purchase money expenditures or other Indebtedness permitted by this Agreement, provided that any such restriction contained therein relates only to the asset or assets that are the subject thereof and (b) licenses and contracts providing that the granting of such Lien in the right, title or interest of the Borrowers therein would be prohibited and would, in and of itself, cause or result in a default hereunder enabling another Person party to such license or contract to enforce any remedy with respect thereto.

          Section 6.16 Fiscal Year and Accounting Changes. Change its fiscal year from an October 31 fiscal year end or make any change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law.

          Section 6.17 Capital Expenditures. Except for the Additional Improvements, contract for, purchase or make any expenditure or commitments for fixed or capital assets (including capitalized leases) in any fiscal year in an aggregate amount in excess of $1,000,000.

          Section 6.18 Amendment of Organizational Documents. Amend, modify or waive any term or material provision of its Organizational Documents unless required by law; provided, however, the Lender’s consent to any amendment, modification or waiver shall not be unreasonably withheld.

          Section 6.19 Prepayment of Indebtedness. Except as otherwise permitted pursuant to Section 6.20, at any time, directly or indirectly, prepay any Indebtedness (other than to Lender), or repurchase, redeem, retire or otherwise acquire any Indebtedness of the Borrower.

          Section 6.20 Indebtedness. After and during the continuance of an Event of Default, directly or indirectly, pay, prepay, repurchase, redeem, retire or otherwise acquire, or make any payment on account of any principal of, interest on or premium payable in connection with the repayment or redemption of the Subordinated Loan, the Working Capital Loan or any other Permitted Indebtedness.

          Section 6.21 Loans. Make advances, loans or extensions of credit to any Person, including without limitation, any parent, Subsidiary or Affiliate except, subject to the terms and conditions of this Agreement (a) with respect to the extension of commercial trade credit in connection with the sale of inventory in the ordinary course of its business and (b) loans made to ethanol producers to finance the installation of corn oil extraction units, provided that the maximum principal amount of such loans described in this subparagraph (b) shall not exceed $6,000,000.

ARTICLE VII

EVENTS OF DEFAULT AND RIGHTS AND REMEDIES

          Section 7.01 Events of Default. Each of the following shall constitute an Event of Default.

(a) The Borrower shall fail to pay any interest or principal on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or the Note;

          (b)     Any representation or warranty made by the Borrower herein, in the Security Documents or in any financial statement, certificate or report furnished at any time pursuant to this Agreement or the Security Documents shall prove to have been misleading or untrue in any material respect as of the time such representation or warranty was made;

(c) The Borrower shall be in default under Sections 5.19, 5.20, 5.22 or any provision of Article 6 of this Agreement;

(d) The Borrower shall be in default under the Holdback Reserve Agreement.

          (e)     The Borrower shall fail to (i) furnish financial information when due or when requested which is unremedied for a period of fifteen (15) days, or (ii) permit the inspection of its books and records;

          (f)     The Borrower shall fail or neglect to duly observe or perform, any of the terms, conditions, covenants or agreements required to be observed or performed by the Borrower hereunder (other than terms, conditions, covenants or agreements otherwise specifically dealt with in this Article VII), except for a failure or neglect of the Borrower to perform, keep or observe any term, provision, condition or covenant which is cured within thirty (30) days from the occurrence of such failure or neglect;

          (g)     The Borrower shall be in default under or in breach of any of the covenants contained in any of the Security Documents and such default or breach shall not be cured or waived within the period or periods of grace, if any, applicable thereto;

          (h)     The Project shall be materially damaged or destroyed by fire or other casualty and the loss, in the reasonable judgment of the Lender, shall not be adequately covered by insurance actually collected or in the process of collection or by other funds available to the Borrower;

          (i)      There shall have been a cessation of the making of the Additional Improvements for any period after the date of commencement of the making of the Additional Improvements in excess of twenty (20) successive calendar days, unless the conditions of each of subparagraphs (1) and (2) below shall have been satisfied:

          (1)     the cessation of the making of the Additional Improvements shall have been caused by conditions beyond the control of the Borrower, including, without limitation, acts of God or the elements, fire, strikes, labor disputes, delays in delivery of any material;

          (2)     from time to time upon the Lender’s request therefor during any such cessation of the making of the Additional Improvements, the Borrower shall furnish to the Lender satisfactory evidence that (notwithstanding such cessation of the making of the Additional Improvements) the completion of the Additional Improvements can be accomplished on or before the Completion Date plus an extension for the number of days of the cessation.

          (j)     The Borrower shall fail to comply with any requirement of any Governmental Body within thirty (30) days after notice in writing of such requirement shall be given to the Borrower by such Governmental Body, subject to any rights of the Borrower to contest such requirement as provided in the Mortgage or this Agreement;

          (k)     Any judgment or judgments are rendered or judgment Liens filed against the Borrower for an aggregate amount in excess of $150,000 which within thirty (30) days of such rendering or filing is not either satisfied, stayed or discharged of record; provided, however, it will not be a default if the judgment is being contested in good faith by appropriate proceedings or if adequate reserves with respect thereto have been set aside on the Borrower’s books in accordance with GAAP;

          (l)     A petition in bankruptcy or for reorganization or for an arrangement under any bankruptcy or insolvency law or for a custodian, receiver or trustee for any of its property shall be filed by the Borrower, or a petition in bankruptcy or for reorganization or for an arrangement under any bankruptcy or insolvency law or for a custodian, receiver or trustee of any of the Borrower’s property shall be filed against the Borrower and shall not be dismissed within sixty (60) days, or a custodian, receiver or trustee of any property of the Borrower shall be appointed and shall not be discharged within sixty (60) days, or the Borrower shall make an assignment for the benefit of creditors or generally shall not pay its debts as they become due, or the Borrower shall be adjudged insolvent by any state or federal court of competent jurisdiction, or an attachment or execution shall be levied against any substantial portion of the property of the Borrower and shall not be discharged within sixty (60) days;

(m) The Borrower shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

          (n)     The Borrower shall be in default under any Material Contract and, in the Lender’s reasonable opinion, such default cannot be remedied within the grace periods (if any) afforded the Borrower under such documents, and, in the Lender’s reasonable opinion, such default will have a material adverse effect on the Borrower;

(o) The Borrower shall be dissolved or terminated;

          (p)     The Borrower, any of its Affiliates shall be in default under any other agreement with the Lender (whether in connection with the Loans or otherwise) and any required notice shall have been given and any time in which to cure the default shall have elapsed.

          (q)     Any Lien created by the Mortgage or any other Security Document for any reason ceases to be or is not a valid and perfected Lien having a first priority security interest (except as may be otherwise determined by an intercreditor or subordination agreement)

          (r)     An event of default caused by or related to Borrower has occurred and been declared under the Acquisition Documents which default shall not have been cured or waived within any applicable grace period.

(s) Any material provision of this Agreement shall, for any reason, cease to be valid and binding on the Borrower, or the Borrower shall so claim in writing to the Lender.

          (t) (i) Any Governmental Body shall (A) revoke, terminate, suspend or adversely modify any license, permit, patent, trademark or tradename of the Borrower, the continuation of which is material to the continuation of the Borrower’s business or (B) commence proceedings to suspend, revoke, terminate or adversely modify any such license, permit, trademark, tradename or patent and such proceedings shall not be dismissed or discharged within sixty (60) days, or (C) schedule or conduct a hearing on the renewal of any license, permit, trademark, tradename or patent necessary for the continuation of the Borrower’s business and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such license, permit, trademark, tradename or patent; (ii) any agreement which is necessary or material to the operation of the Borrower’s business shall be revoked or terminated and not replaced by a substitute acceptable to the Lender within thirty (30) days after the date of such revocation or termination, and such revocation or termination and non-replacement would reasonably be expected to have a Material Adverse Effect on the Borrower.

          (u)     Any portion of the Collateral or the Land shall be seized or taken by a Governmental Body, or the Borrower or the title and rights of the Borrower which is the owner of any material portion of the Collateral or the Land shall have become the subject matter of litigation which might, in the opinion of the Lender, upon final determination, result in impairment or loss of the security provided by this Agreement or any other Loan Document.

(v) A default by Borrower with respect to any Indebtedness of the Borrower other than the Obligations.

          Section 7.02 Rights and Remedies. Upon the occurrence of a Default or an Event of Default and at any time thereafter, the Lender may refuse to make the Acquisition Loan hereunder (but the Lender may make the Acquisition Loan after the occurrence of a Default or an Event of Default without thereby waiving its rights and remedies hereunder). In addition, upon the occurrence of an Event of Default the Lender may, at its option, exercise any and all of the following rights and remedies (and any other rights and remedies available to it):

(a) The Lender may terminate the Commitment.

          (b)     The Lender may, by written notice to the Borrower, declare immediately due and payable all unpaid principal of and accrued interest on the Note, together with all other sums payable hereunder, and the same shall thereupon be immediately due and payable without presentment or other demand, protest, notice of dishonor or any other notice of any kind, all of which are hereby expressly waived; provided, however, that upon the filing of a petition commencing a case naming the Borrower as debtor under the United States Bankruptcy Code, the principal of and all accrued interest on the Note shall be automatically due and payable without any notice to or demand on the Borrower or any other party.

(c) The Lender shall have the right, in addition to any other rights provided by law, to enforce its rights and remedies under the Security Documents.

          (d)     The Lender may enter upon the Land and take possession thereof, together with the Improvements, and proceed either in its own name or in the name of the Borrower, as the attorney-in-fact of the Borrower (which authority is coupled with an interest and is irrevocable by the Borrower) to complete or cause to be completed the Additional Improvements, at the cost and expense of the Borrower. If the Lender elects to complete or cause to be completed the Additional Improvements, it may do so according to the Plans and Specifications or according to such changes, alterations or modifications in and to the Plans and Specifications as the Lender may deem reasonable and appropriate; and the Lender may enforce or cancel all contracts let by the Borrower relating to construction of the Additional Improvements, and/or let other contracts which in the Lender’s sole judgment may seem advisable; and the Borrower shall forthwith turn over and duly assign to the Lender, as the Lender may from time to time require, contracts not already assigned to the Lender relating to construction of the Additional Improvements, blueprints, shop drawings, bonds, building permits, bills and statements of accounts pertaining to the Additional Improvements, whether paid or not, and any other instruments or records in the possession of the Borrower pertaining to the Project. The Borrower shall be liable under this Agreement to pay to the Lender, on demand, any amount or amounts expended by the Lender in so completing the Additional Improvements, together with any costs, charges, or expense incident thereto or resulting therefrom, all of which shall be secured by the Security Documents. In the event that a proceeding is instituted against the Borrower for recovery and reimbursement of any moneys expended by the Lender in connection with the completion of the Additional Improvements, a statement of such expenditures, verified by the affidavit of an officer of the Lender, shall be prima facie evidence of the amounts so expended and of the propriety of and necessity for such expenditures; and the burden of proving to the contrary shall be upon the Borrower. The Lender shall have the right to apply any funds which it agrees to advance hereunder and any funds which the Borrower has then on deposit with Title pursuant to the Additional Improvements Escrow Agreement to bring about the completion of the Additional Improvements and to pay the costs thereof; and if such moneys so agreed to be advanced and funds of the Borrower then on deposit with Title are insufficient, in the sole judgment of the Lender, to complete the Additional Improvements, the Borrower agrees to promptly deliver and pay to the Lender such sum or sums of money as the Lender may from time to time demand for the purpose of completing the Additional Improvements or of paying any liability, charge or expense which may have been incurred or assumed by the Lender under or in performance of this Agreement, or for the purpose of completing the Additional Improvements. It is expressly understood and agreed that in no event shall the Lender be obligated or liable in any way to complete the Additional Improvements or to pay for the costs of construction thereof.

          Section 7.03 Assignment and Setoff. The Borrower grants the Lender a lien and security interest in all of the Borrower’s present and future property now or hereafter in the possession, control or custody of, or in transit to, the Lender for any purpose, and the balance of every present and future account of the Borrower with the Lender, and each present and future claim of the Borrower against the Lender. Such lien and security interest secures all present and future debts, obligations and liabilities of the Borrower to the Lender. In addition to all other rights and remedies, when or at any time after an Event of Default has occurred, the Lender may foreclose such lien and security interest, and the Lender may offset or charge all or any part of the aggregate amount of such debts, obligations and liabilities against any such property, accounts and claims without notice, regardless of whether such debts, obligations or liabilities are matured or unmatured.

ARTICLE VIII

MISCELLANEOUS

          Section 8.01 Inspections. The Borrower and the Project Engineer shall be responsible for making inspections of the Additional Improvements during the course of construction and shall determine to their own satisfaction that the work done or materials supplied by the Contractors to whom payment is to be made has been properly done or supplied in accordance with the Construction Contract and the other applicable contracts with the Contractors. If any work done or materials supplied by a Contractor are not satisfactory to the Borrower and/or the Project Engineer and the same is not remedied within fifteen (15) days of the discovery thereof, the Borrower will immediately notify the Lender in writing of such fact. It is expressly understood and agreed that the Lender and the Inspecting Architect/Engineer may conduct such inspections of the Project as either may deem necessary for the protection of the Lender’s interest, and that any inspections which may be made of the Project by the Lender or the Inspecting Architect/Engineer will be made, and all certificates issued by the Inspecting Architect/Engineer will be issued, solely for the benefit and protection of the Lender, and that the Borrower will not rely thereon.

          Section 8.02 Indemnification by the Borrower. The Borrower shall bear all loss, expense (including attorneys’ fees) and damage in connection with, and agrees to indemnify and hold harmless the Lender, its agents, servants and employees from all claims, demands and judgments made or recovered against the Lender, its agents, servants and employees, because of bodily injuries, including death at any time resulting therefrom, and/or because of damages to property of the Lender or otherwise (including loss of use) from any cause whatsoever, arising out of, incidental to, or in connection with the Project or the construction of the Additional Improvements, whether or not due to any act of omission or commission, including negligence of the Borrower or any Contractor of its or their employees, servants or agents, and whether or not due to any act of omission or commission of the Lender, its employees, servants or agents except for the gross negligence and willful misconduct of Lender, its employees, servents and agents.. The Borrower’s liability hereunder shall not be limited to the extent of insurance carried by or provided by the Borrower or subject to any exclusions from coverage in any insurance policy. The obligations of the Borrower under this Section shall survive the payment of the Note.

          Section 8.03 Fees and Expenses.

          (a)     Whether or not the Acquisition Loan shall be made hereunder, the Borrower agrees to pay all fees of Title and the Inspecting Architect/Engineer, appraisal fees, survey fees, recording fees, license and permit fees, title insurance and other insurance premiums, and agrees to reimburse the Lender upon demand for all reasonable out-of-pocket expenses actually incurred by the Lender, including but not limited to reasonably legal expenses and attorneys’ fees incurred in connection with the preparation of this Agreement and the other documents and instruments contemplated hereby; provided, however, the fees and expenses to be paid by Borrower under this paragraph 8.03(a) shall not exceed $100,000.

          (b)     Borrower shall pay or reimburse Lender for all any and all costs and expenses, including but not limited to reasonable legal expenses and attorneys’ fees, incurred or sustained by the Lender in the exercise of any right or remedy available to it under this Agreement or otherwise by law or equity (whether or not suit is commenced).

          Section 8.04 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if (a) delivered personally or sent by telecopier, (b) sent by nationally recognized overnight courier or (c) sent by certified mail, postage prepaid, return receipt requested, addressed as follows:

(a)	If to the Lender at:

OSM—REO FF, LLC
225 South Sixth Street, Suite 2800
Minneapolis, MN 55402
Attn: Steph Lunde
Telephone: (612) 376-1486
Facsimile: (612) 692-5107

with a copy (which shall not constitute notice) to:

Leonard, Street and Deinard
150 South Fifth Street, Suite 2300
Minneapolis, MN 55402
Attn: Timothy Ring, Esq.
Facsimile: (612)335-1657

(b)	If to the Borrower at:

Soy Energy, LLC
Attn: Chuck Sand
222 North Main Street
Marcus, Iowa 50135
Telephone: (712) 376-2081

with a copy (which shall not constitute notice) to:

BrownWinick
666 Grand Avenue, Suite 2000
Des Moines, IA 50309
Attn: Thomas Johnson, Esq.
Facsimile: (515) 323-8514

or to such other addresses as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith. Any such communication shall be deemed to have been given (i) when delivered if personally delivered or sent by telecopier during a business day, (ii) on the business day after dispatch if sent by nationally recognized, overnight courier or if sent by telecopier on other than during a business day, and (iii) on the third day after dispatch, if sent by mail.

          Section 8.05 Time of Essence. Time is of the essence in the performance of this Agreement.

          Section 8.06 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower may not transfer or assign its rights hereunder without the prior written consent of the Lender.

          Section 8.07 Waivers. No waiver by the Lender of any default hereunder shall operate as a waiver of any other default or of the same default on a future occasion. No delay on the part of the Lender in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude other or future exercise thereof or the exercise of any other right or remedy.

          Section 8.08 The Lender’s Remedies Cumulative. The rights and remedies hereby specified are cumulative and not exclusive of any rights or remedies which the Lender would otherwise have.

          Section 8.09 Governing Law and Entire Agreement. This Agreement shall be governed by the laws of the State of Minnesota without regard to conflict of laws principles. This Agreement, the Notes and the Security Documents contain the entire agreement of the parties regarding the Loans.

          Section 8.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, but such counterparts shall together constitute one and the same instrument.

          Section 8.11 Inconsistency. In the event that any of the terms and provisions of this Agreement are inconsistent with any of the terms and provisions of the Note or Security Documents, the terms and provisions of this Agreement shall govern.

          Section 8.12 Conditions of Acquisition Loan. All conditions of the obligation of the Lender to make the Acquisition Loan hereunder are imposed solely and exclusively for the benefit of the Lender, and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Lender will refuse to make the Acquisition Loan in the absence of strict compliance with any or all thereof, and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by the Lender at any time if the Lender, in its sole discretion, deems it advisable to do so.

          Section 8.13 Amendments. This Agreement and the Loan Documents may not be amended or modified, nor may any of their terms (including, without limitation, terms affecting the maturity of or rate of interest on the Note) be modified or waived, except by written instruments signed by the Lender and the Borrower. In any instance where the consent or approval of the Lender may be given or is required, or where any determination, judgment or decision is to be rendered by the Lender under this Agreement or under any Loan Document, the granting, withholding or denial of such consent or approval and the rendering of such determination, judgment or decision shall be made or exercised by the Lender in its sole and absolute discretion.

          Section 8.14 Jurisdiction. The Borrower hereby irrevocably agrees that any legal action or proceedings against it with respect to this Agreement or any of the Loan Documents (other than the Mortgage) may be brought exclusively in the courts of the State of Minnesota, or in any United States District Court in the State of Minnesota, and by the execution and delivery of this Agreement, the Borrower hereby irrevocably submits to the jurisdiction of each such court and hereby irrevocably waives any and all objections that the Borrower may have as to jurisdiction or venue in any of such courts. The Borrower acknowledges that it has received sufficient consideration for any inconvenience which may be caused by any legal action brought in the State of Minnesota, and agrees that the enforcement of the provisions of this paragraph against the Borrower would not be unreasonable or unfair under all the circumstances of the Loans or this Agreement.

          Section 8.15 WAIVER OF JURY TRIAL. THE LENDER AND THE BORROWER HEREBY VOLUNTARILY, KNOWINGLY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING UNDER THIS AGREEMENT, REGARDLESS OF WHETHER SUCH ACTION OR PROCEEDING CONCERNS ANY CONTRACTUAL OR TORTIOUS OR OTHER CLAIM. THE BORROWER ACKNOWLEDGES THAT THIS WAIVER OF JURY TRIAL IS A MATERIAL INDUCEMENT TO THE LENDER IN EXTENDING CREDIT TO THE BORROWER, THAT THE LENDER WOULD NOT HAVE EXTENDED SUCH CREDIT WITHOUT THIS JURY TRIAL WAIVER, AND THAT THE BORROWER HAS BEEN REPRESENTED BY AN ATTORNEY OR HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY IN CONNECTION WITH THIS JURY TRIAL WAIVER AND UNDERSTANDS THE LEGAL EFFECT OF THIS WAIVER.

          Section 8.16 Participations. The Lender may, in its sole discretion, sell in whole or in part, assign and convey to one or more Participants undivided participation interests in and to the Loans and the Loan Documents and the Borrower hereby consents to the same, and the disclosure of all financial information of the Borrower reasonably necessary to effectuate the same.

          Section 8.17 Rules of Construction. Where any provision of this Agreement refers to action to be taken by a Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person. Except as otherwise indicated, all agreements or instruments herein defined shall mean agreements as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted, and in accordance with, the terms thereof. Each representation, covenant and warranty contained in this Agreement shall be construed (absent an express contrary provision therein) as being independent of each other representation, covenant and warranty contained herein and compliance with any one representation, covenant or warranty shall not (absent such an express contrary provision) be deemed to excuse compliance with any or all representations, covenants or warranties.

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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:

SOY ENERGY, LLC, an Iowa limited liability
Company

By: /s/ Charles Sand

Name: Charles Sand

Its: Chairman

LENDER:

OSM-REO FF, LLC, a Minnesota limited
liability company

By: /s/ Stephanie Lunde

Name: Stephanie Lunde

Its: Vice President